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                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD              JOHN ARNOT WILSON
                        PALO ALTO, CALIFORNIA 94304-1050            RETIRED
                  TELEPHONE 415-493-9300 FACSIMILE 415-493-6811

                                                                     Exhibit 5.1


                                 June 29, 1998


3DFX Interactive, Inc.
4435 Fortran Drive
San Jose, California 95134

        RE: Registration Statement on Form S-8

Gentlemen:

           We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 30, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, for an aggregate of 3,800,000 shares of your Common Stock under the 1995 Employee Stock Plan, 1997 Employee Stock Purchase Plan and 1997 Supplementary Stock Option Plan. Such shares of Common Stock are referred to herein as the "Shares", and such plan is referred to herein as the "Plan." As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

           It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

           We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation